Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Ikena Oncology, Inc. 2016 Stock Incentive Plan, the Ikena Oncology, Inc. 2021 Stock Option and Incentive Plan and the Ikena Oncology, Inc. 2021 Employee Stock Purchase Plan of Ikena Oncology, Inc. of our report dated March 5, 2021, except for Note 18(b), as to which the date is March 22, 2021, with respect to the consolidated financial statements of Ikena Oncology, Inc. included in the Registration Statement (Form S-1 No. 333-238783) and related Prospectus of Ikena Oncology, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 30, 2021